Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Houston American Energy Corp. on Form S-8 (File No. 333-258906), Form S-8 (File No. 333-220838), and Form S-8 (File No. 333-206875), and in any amendments to those Registration Statements, of our report dated March 31, 2022, with respect to our audits of the consolidated financial statements of Houston American Energy Corp. as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020, which report is included in this Annual Report on Form 10-K of Houston American Energy Corp. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum llp

New York, New York

March 31, 2022